Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-117550, 333-117075, 333-138489, 333-132335, 333-139118, 333-142773, and 333-152083) and in the Registration Statements on Form S-8 (Nos. 333-147270, 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty Corporation of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements in so far as they relate to the effects of the discontinued operations as discussed in Note 24, as to which the date is December 3, 2008, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, OH
December 3, 2008